Exhibit 99.1

First Niagara Leads Public-Private Partnership to Revitalize
Neighborhood by Moving Corporate Headquarters to the
City of Buffalo to Create Jobs and Accommodate Continued Growth

— Lockport Administrative facility will remain at full capacity as First Niagara continues hiring to support the company’s growth and expansion —

BUFFALO, N.Y., September 10, 2009 — First Niagara Financial Group, Inc. (Nasdaq: FNFG) will relocate its headquarters to the City of Buffalo this fall, while creating more than 300 new jobs in Erie and Niagara counties by this time next year and adding staff to the Town of Lockport facility where it has been based since 1997.

“We’re pleased to help lead a public-private partnership that will bring jobs, investment and infrastructure improvements to the City of Buffalo, while helping us improve the diversity of our workforce and move our headquarters even closer to many commercial customers and leading professional services firms in the Buffalo Niagara region,” President and CEO John R. Koelmel said.

The company will relocate its headquarters from First Niagara’s Lockport Administrative Center to the Larkin at Exchange building, where the company already employs nearly 250 employees and houses its Western New York Regional Market Center. The company first leased 64,000 square feet in the 726 Exchange Street building in 2006, and it recently began expanding to 89,000 square feet on two additional floors of the 10-story office building. The bank also opened a full-service branch in the building’s lobby in 2007 to serve the Larkin District and surrounding neighborhoods.

The area was a bustling manufacturing neighborhood in the early 20th Century, which Larkin Development Group began redeveloping earlier this decade with the conversion of the 600,000-square-foot landmark Larkin at Exchange building.

“Larkin Development has a bold and dramatic vision for a revitalized Larkin District, we’re proud to be investing in the neighborhood, and we view today’s announcement as the first of many steps we will take to help accelerate the realization of that vision,” Koelmel added.

New York Governor David A. Paterson and Empire State Development also announced today that it earmarked a $1.3 million grant to support First Niagara’s expansion in Erie and Niagara counties. Koelmel was joined in making today’s announcement at the Larkin at Exchange Building by Empire State Development Chairman and CEO designate Dennis M. Mullen, Buffalo Mayor Byron W. Brown, Larkin Development Principal Howard Zemsky, and other community leaders.

The headquarters relocation is part of an overall strategic facilities plan to best accommodate First Niagara’s growing business and workforce expansion, with this year’s acquisition of 57 branches from National City Bank in Western Pennsylvania and the recently announced acquisition of Harleysville National Corporation with 83 branches in Eastern Pennsylvania.

First Niagara currently employs more than 2,800 people, including more than 1,100 in New York’s Erie and Niagara counties. By mid-2010, with the completion of its Eastern Pennsylvania acquisition, First Niagara expects to employ at least 3,500 people, including the more than 300 new jobs announced today.

First Niagara’s 76,000-square-foot Lockport Administrative Center in Niagara County currently houses about 315 employees and will remain at full capacity to support growth in deposits and customers throughout Upstate New York and Pennsylvania.

The headquarters relocation will have no impact on any of First Niagara’s branch locations or in-branch employees.

“We’re very proud that First Niagara has been headquartered in the Buffalo Niagara region for more than 139 years, since our founding as a community bank in Lockport. We are equally proud to be a part of public and private collaboration which is vital in these challenging times,” Koelmel said. “Today, we stand on the shoulders of our founders and predecessors and apply the lessons they taught us about being community bankers and serving the individuals, families and businesses who are our neighbors.

“From that strong foundation, we’ve expanded First Niagara right here at home and also across Upstate New York and into Pennsylvania. Our growing, highly motivated workforce in Erie and Niagara counties will continue to be essential to our success,” he added.

More information on The Larkin at Exchange building may be found online at www.larkindg.com.

About First Niagara Financial Group
With the addition of 57 acquired branches from National City Bank in Western Pennsylvania, First Niagara now has approximately $13.2 billion in assets and provides financial services to individuals, families and businesses through 170 branches and five Regional Market Centers across Upstate New York and Western Pennsylvania. In July 2009, First Niagara announced its plans to acquire Harleysville National Corporation and its $5.6 billion in assets and 83 branches in the Philadelphia area, subject to regulatory and Harleysville shareholder approval. For more information, visit www.fnfg.com.

Forward-Looking Statements
This press release contains forward-looking statements with respect to the proposed offering of common stock by First Niagara Financial Group, Inc. Forward-looking statements are generally identified by the use of words “believe,” “expect,” “intend,” “anticipate,” “estimate,” and other similar expressions.  These forward-looking statements involve certain risks and uncertainties.  You should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, (1) adverse developments in the capital markets in general or in the markets for financial institutions stock in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including the current debate in Congress as to restructuring the financial services industry; (3) changes in the interest rate environment; and (4) adverse changes in general economic conditions.

Contacts
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com